Exhibit 99.1

February 23, 2017

Dear Fellow Shareholder:

I am pleased to announce that our first quarter represents the best start to any fiscal year in the history of our company. For the three months ended December 31, 2016, we earned revenue of $37.5 million compared to $34.4 million for the same period in 2015. We earned $1.2 million of net income available to common shareholders in the three months ended December 31, 2016 compared to $622,000 in the three months ended December 31, 2015. Our adjusted EBITDA was $3.2 million, or $0.22 per share, in the three months ended December 31, 2016 compared to $2.1 million, or $0.14 per share, for the same period in 2015. Both our CJ Hughes Construction and Nitro Electric Company subsidiaries have started the year ahead of plan and we are proud of the strong start to fiscal year 2017.

Last February I stated how bright fiscal year 2016 looked. Even though energy prices were very challenged, we felt confident because we had a $91.1 million backlog at December 31, 2015. This included $29.0 million in backlog from just one project. Today the industry looks much healthier and there is great enthusiasm for pipeline construction among the public. Our December 31, 2016 backlog of $81.2 million is quite healthy and contains no projects over $11.0 million and is better than the $78.5 million backlog we had booked as of September 30, 2016. Over the last four years, we have had a different largest customer each year and there are many opportunities remaining for fiscal year 2017.

Finally, on behalf of the board of directors I would like to thank you for your continued support of our company. Your company received a positive review in a book by Everett Jolly, “Nano Stocks, Big Money: Nano-Cap Picks for 2017”, available on Amazon.

Sincerely,

Douglas V. Reynolds, President

Energy Services of America

Please see the table below for a reconciliation of adjusted EBITDA for the three months ended December 31, 2016 and 2015:

	Three Months Ended	Three Months Ended
	December 31, 2016	December 31, 2015
	Unaudited	Unaudited

Net income available to
common shareholders	$1,161,407	$621,606

Add: Income tax expense	975,112	542,831

Add: Dividends on preferred stock	77,250	77,250

Add: Interest expense	230,969	233,418

Less: Non-operating (income) expense	44,439	(20,090)

Add: Depreciation expense	678,331	595,677

Adjusted EBITDA	$3,167,508	$2,050,692
Common shares outstanding	14,239,836	14,239,836
Adjusted EBITDA per common share	$0.22	$0.14